Exhibit 10.3

FORM OF EXECUTIVE OFFICER
CHANGE IN CONTROL AGREEMENT

            This Change in Control Agreement (the “Agreement”) is between Washington Mutual, Inc., a Washington corporation (“Washington Mutual”) and the undersigned employee of Washington Mutual (“Employee”).  The term “Company” shall mean Washington Mutual and any successor after a Change in Control (as defined below).

            It is the desire of Washington Mutual and Employee to set forth certain terms and conditions relating to Employee’s employment as an inducement for Employee continuing his or her employment for so long as Washington Mutual desires to employ Employee.

            Therefore, the parties agree as follows:

            1.         Employment.  Washington Mutual agrees to, and does hereby, employ Employee, and Employee agrees to, and does hereby, accept such employment, on the terms in this Agreement.

            2.         Duties.  Employee shall perform such duties as the Chairman, the President or the Board of Directors of Washington Mutual (the “Board”) may from time to time direct.  (As used herein “Board” shall include the board of directors or other successor body performing its function in the event of a Change in Control.)  Employee’s title may be changed from time to time as the Chairman, the President or the Board may determine.

            3.         Compensation.  During Employee’s employment under this Agreement, Employee shall receive base salary compensation in the amount determined by the Board’s Human Resources Committee (the “Human Resources Committee”), payable semi-monthly or in such manner as is consistent with Washington Mutual’s policy relating to exempt employees.  In addition, Employee is entitled to participate in Washington Mutual’s bonus plan for executives as adopted by the Human Resources Committee, under which Employee may receive, subject to the terms of the plan, a bonus based on Washington Mutual’s achievement of specified financial goals.  Employee may also be awarded stock options, restricted stock and/or other forms of equity compensation, as determined by the Human Resources Committee.  Employee’s compensation shall be reviewed by the Human Resources Committee annually and, in the sole discretion of the Human Resources Committee, such compensation may be adjusted either upward or downward.

            4.         Other Benefits.  Subject to the respective eligibility requirements and other terms and provisions of the applicable benefit or insurance plans (including relevant waiting periods), Employee shall be enrolled as a participant in all employee benefit plans (including retirement and insurance plans) available to other officers of Washington Mutual, as the same may from time to time be adopted or amended.  Employee shall also be entitled to receive such other perquisites as the Chairman, the President or the Board may from time to time deem appropriate.

            5.         Performance of Duties.  Employee agrees that during his or her employment with Washington Mutual:  (a) Employee will faithfully perform the duties of such office or offices as he or she may occupy, which duties shall be such as may be assigned to him or her by the Chairman, the President or the Board; (b) Employee will devote to the performance of his or her duties all such time and attention as the Chairman, the President or the Board shall reasonably require, taking, however, from time to time, such reasonable vacations as are consistent with his or her duties and Washington Mutual policy; and (c) Employee will not, without the express consent of the Chairman, the President or the Board, become actively associated with or engaged in any business or activity during the term of this Agreement other than that of Washington Mutual (excepting family and personal activities which may include management of personal investments, but only to the extent such activities, do not entail active involvement in a business enterprise and do not interfere or conflict with the performance of Employee’s duties) and Employee will do nothing inconsistent with his or her duties to Washington Mutual.

            6.         Termination.

                        (a)        Either Washington Mutual or Employee may terminate Employee’s employment at any time in its sole discretion, with or without advance notice.    Except as expressly provided in this Agreement or under any employee benefit plan maintained by Washington Mutual, upon termination of employment, Washington Mutual shall have no liability to pay any further compensation or any other benefit or sum whatsoever to Employee.  Notwithstanding any other provision under this Agreement, no further amounts or benefits shall be payable hereunder if, at least 120 days prior to a Change in Control (as defined below), Employee transfers to another Washington Mutual position and, under Washington Mutual’s policies then in effect, Washington Mutual does not enter into agreements comparable to this Agreement with persons occupying that position or a comparable position.

                        (b)        Upon termination of employment, Employee’s rights under all employee pension plans, employee welfare benefit plans, bonus plans and stock option and restricted stock plans shall be determined under the terms of the plans and grants themselves except as otherwise specifically provided in this Agreement.

                        (c)        If (i) Employee’s employment is terminated by the Company without “cause” (as defined below) upon or within three years after a Change in Control or (ii) Employee resigns for “good reason” (as defined below) upon or within three years after a Change in Control and no reason for Washington Mutual to terminate for “cause” exists, then

                                    1.         Employee shall be entitled to receive, within five business days after the effective date of such termination or resignation, from the Company, a lump sum equal to three times Employee’s annual compensation (as defined in Section 6(d)).  Notwithstanding the preceding, the amount paid to employee under this Section 6(c) shall be offset by any payment received by Employee from the Company or any acquired company pursuant to:  (i) a severance or change in control agreement, arrangement or plan, with the exception of any such payment received more than two years before either clause (i) or clause (ii) of this Section 6(c) was satisfied, or (ii) The Worker Adjustment and Retraining Notification Act (WARN Act) or any similar state or local law.

                                    2.         Upon a Change in Control, the lapse of the restrictions on Employee’s restricted stock, restricted stock units, stock options and other equity awards shall automatically be accelerated (and, to the extent applicable, the option or other award shall be fully exercisable) unless the applicable award agreement provides otherwise.

                        (d)        For purposes of Section 6(c), Employee’s “annual compensation” shall equal the sum of (i) the highest of the Employee’s annual base salary for the calendar year in which termination or resignation occurs, the prior calendar year, or the calendar year immediately preceding the year in which the Change in Control occurred, (ii) the highest of (A) the Employee’s unadjusted target bonus for the calendar year in which the termination or resignation occurs, (B) the Employee’s actual bonus (including, for the avoidance of doubt, any portion of the actual bonus that was deferred or exchanged at the Employee’s election for equity awards) for the prior calendar year (annualized if Employee was not employed by the Company for the entire previous calendar year), or (C) the Employee’s actual bonus (including, for the avoidance of doubt, any portion of the actual bonus that was deferred or exchanged at the Employee’s election for equity awards) for the calendar year immediately preceding the year in which the Change in Control occurred (annualized if Employee was not employed by Washington Mutual for the entire such calendar year), and (iii) the amount of the contributions or accruals made or anticipated to have been made on Employee’s behalf to the Company’s benefit plans for the calendar year in which the termination or resignation occurs, including without limitation contributions to and accruals under qualified and nonqualified defined contribution and defined benefit pension plans and plans qualified under Section 125 of the Internal Revenue Code of 1986, as amended (the “Code”).  For purposes of this Section 6(d), bonus refers to monthly, quarterly, annual and other periodic performance-based bonuses based on individual and/or company results, and excludes non-periodic lump sum bonuses (such as sign-on and retention bonuses (even if such bonuses are also performance-based bonuses) and cash and non-cash prizes and awards, including awards from sales contests) and the value of equity awards except as otherwise specifically provided herein.  For purposes of this paragraph, any increase in the value of benefits to be provided under the Executive Target Replacement Income Plan shall not be counted as a contribution or accrual under Section 6(d)(iii).

                        (e)        If Employee becomes entitled to the payments and lapse of restrictions on equity awards described in Sections 6(c) and 6(d) and such payments and the value of any lapse of restrictions, together with any other payments or transfers of property (collectively the “Severance Payments”), constitute “parachute payments” under Section 280G of the Code or any successor statute then in effect, then Washington Mutual shall pay an additional amount (the “Gross-Up Payment”) to employee at the time specified in the following paragraph.  The Gross-Up Payment shall be equal to the amount necessary so that the net amount retained by Employee, after subtracting the parachute excise tax imposed by Section 4999 of the Code, as amended, or any successor statute then in effect (the “Excise Tax”), and after also subtracting all federal, state or local income tax, FICA tax and Excise Tax on the Gross-Up Payment, equals the net amount Employee would have retained if no Excise Tax had been imposed and no Gross-Up Payment had been paid.  The amount of the Gross-Up Payment shall be determined in good faith by nationally recognized registered public accountants or tax counsel selected by the Company, who shall apply the following assumptions:  (i) Employee shall be treated as paying federal income taxes at the highest marginal rate in the calendar year in which the Gross-Up Payment is made, and (ii) Employee shall be treated as paying state and local income taxes at the highest marginal rate(s) in the calendar year in which the Gross-Up Payment is made in the locality of Employee’s residence as of the effective date of Employee’s termination or resignation, net of the maximum reduction in federal income taxes that could be obtained from deducting those state and local taxes.

                        (f)         The Gross-Up Payment shall be made within five business days after the effective date of Employee’s termination or resignation, provided that, if the Gross-Up Payment cannot be determined within that time, the Company shall pay Employee within that time an estimate, determined in good faith by the Company, of the minimum amount of the Gross-Up Payment and shall pay the remainder (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 30th day after the effective date of Employee’s termination or resignation.  If the estimated payment is more than the amount later determined to have been due, the excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be repaid by Employee within five business days after written demand.  In all events, any Gross-Up Payment made pursuant to this Section 6(f) shall be paid to Employee no later than the end of the calendar year following the year in which the related taxes are remitted to the applicable taxing authority.

                        (g)        If the actual Excise Tax imposed is less than the amount that was taken into account in determining the amount of the Gross-Up Payment, Employee shall repay at the time that the amount of the reduced Excise Tax is finally determined the portion of the Gross-Up Payment attributable to that reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, FICA tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by Employee, to the extent the repayment results in a reduction in or refund of Excise Tax, FICA tax or federal, state or local income tax), plus interest on the amount of the repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  If the actual Excise Tax imposed is more than the amount that was taken into account in determining the amount of the Gross-Up Payment, Washington Mutual shall make an additional Gross-Up Payment in respect of such excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) at the time that the amount of the excess is finally determined.

            7.         Continuation of Medical Coverage.  If Employee’s employment by the Company terminates for any reason (including early retirement) other than gross misconduct, Employee shall be entitled to continue to participate in the Company’s self-funded group medical coverage, at Employee’s expense, to the extent provided in the plan and under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

            8.         Death or Disability.  If Employee should die or become disabled at any time during his or her employment hereunder, neither Employee nor anyone claiming by, through or under him or her shall be entitled to any further compensation or other sum under this Agreement (but shall be entitled to payments made by insurers under policies of life and disability insurance and any sums which may become available under any employee benefit plan).

            9.         Confidentiality.  Employee agrees that information not generally known to the public to which Employee has been or will be exposed as a result of Employee’s employment by the Company is confidential information that belongs to the Company or its Subsidiaries.  This includes information developed by Employee, alone or with others, or entrusted to the Company or its Subsidiaries by its customers or others.  The Company’s or its Subsidiaries’ confidential information includes, without limitation, information relating to the Company’s or any of its Subsidiaries’ trade secrets, know-how, procedures, purchasing, accounting, marketing, sales, customers, clients, employees, business strategies and acquisition strategies.  Employee will hold the Company’s and its Subsidiaries’ confidential information in strict confidence and will not disclose or use it except as authorized by the Company and for the Company’s benefit.

            10.       Possession of Materials.  Employee agrees that upon conclusion of employment or request by the Company, Employee shall turn over to the Company all documents, files, office supplies and any other material or work product in Employee’s possession or control that were created pursuant to or derived from Employee’s services for the Company.

            11.       Change in Control.  For purposes of this Agreement, “Change in Control” shall mean:

            (a)        The acquisition of ownership, directly or indirectly, beneficially or of record, by any Person (as defined below) or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date of this Agreement), other than Washington Mutual, a Subsidiary or any employee benefit plan of Washington Mutual or its Subsidiaries, of shares representing more than 25% of (i) the common stock of Washington Mutual, (ii) the aggregate voting power of Washington Mutual’s voting securities or (iii) the total market value of Washington Mutual’s voting securities;

            (b)        During any period of 25 consecutive calendar months, a majority of the Board ceasing to be composed of individuals (i) who were members of the Board on the first day of such period, (ii) whose election or nomination to the Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board or (iii) whose election or nomination to the Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board; provided that, any director appointed or elected to the Board to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an individual referred to in clauses (i), (ii) or (iii) above;

            (c)        The good-faith determination by the Board that any Person or group (other than a Subsidiary or any employee benefit plan of Washington Mutual or a Subsidiary) has acquired direct or indirect possession of the power to direct or cause to direct the management or policies of Washington Mutual, whether through the ability to exercise voting power, by contract or otherwise;

            (d)        The merger, consolidation, share exchange or similar transaction between Washington Mutual and another Person (other than a Subsidiary), other than a merger in which the stockholders of Washington Mutual immediately before such merger, consolidation or transaction own, directly or indirectly, immediately following such merger, consolidation or transaction, at least seventy-five percent (75%) of the combined voting power of the surviving entity in such merger, consolidation or transaction in substantially the same proportion as their ownership immediately before such merger, consolidation or transaction; or

            (e)        The sale or transfer (in one transaction or a series of related transactions) of all or substantially all of Washington Mutual’s assets to another Person (other than a Subsidiary) whether assisted or unassisted, voluntary or involuntary.

            (f)         “Person” shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof); and

            (g)        “Subsidiary” or “Subsidiaries” shall mean a corporation or corporations that are wholly owned by the Company, either directly or through one or more corporations that are wholly owned by the Company.

            (h)        For purposes of this Agreement, “good reason” for Employee to resign shall mean:

                                    1.         The assignment of duties to Employee which (a) are materially different from Employee’s duties immediately prior to the Change in Control, or (b) result in Employee having significantly less authority and/or responsibility than Employee had prior to the Change in Control.

                                    2.         A reduction of Employee’s total pay opportunity from that in effect on the date of the Change in Control.  Changes in the allocation of Employee’s compensation between salary and incentive compensation, and changes to the criteria or method for determining incentive compensation amounts actually earned, shall not constitute “good reason” for Employee to resign.  “Total pay opportunity” means base salary plus target incentive compensation, provided that in the case of incentive compensation for which a “target” is not defined (such as some sales commissions), the incentive component of the pay opportunity shall be the average incentive compensation of Employee during the 24 months preceding the Change in Control.

                                    3.         A relocation by more than 50 miles of Employee’s principal place of employment as in effect on the date of the Change in Control, if the relocation increases the distance between Employee’s principal residence and principal place of employment by more than 25 miles.  Distances shall be measured by surface miles, using surface transportation over public streets, roads, highways and waterways, by the shortest route.

            For purposes of this Agreement, Employee shall be considered to have resigned for “good reason” only if Washington Mutual fails to cure within 15 days after receiving a written demand to cure that specifies the circumstances constituting “good reason.”  Also, Employee shall be considered to have resigned for “good reason” only if the effective date of Employee’s resignation is within 60 days after the effective date of the occurrence that constitutes “good reason.”

            (i)         For purposes of this Agreement, the Company shall have “cause” to terminate Employee’s employment if:

                                    1.         Employee violates the Company’s policies regarding drug or alcohol use on a  recurring basis;

                                    2.         Employee is convicted of any felony or of a misdemeanor involving moral turpitude (including forgery, fraud, theft or embezzlement), or enters into a pretrial diversion or similar program in connection with the prosecution for an offense involving fraud, dishonesty, breach of trust or money laundering; or

                                    3.         Employee has engaged in:  (a) dishonesty or fraud, (b) destruction or theft of property of the Company or a  Subsidiary, (c) physical attack on another employee, (d) willful malfeasance or gross negligence in the performance of Employee’s duties, or (e) misconduct materially injurious to the Company  or a Subsidiary.

            12.       Title.  Although it is the intention of the parties that during the term of this Agreement, Employee shall be an executive employee of Washington Mutual with the title and duties described in Section 2 above, it is specifically understood that, subject to the provisions of Section 6(c), the employment and the nature and situs of services to be rendered shall be subject to the authority of the Chairman, the President or the Board to change the same from time to time and at any time and to provide for the operation of Washington Mutual as specified by applicable banking laws and regulations.

            13.       Resolution of Disputes.  Any dispute arising out of or relating to this Agreement or Employee’s employment (or termination of employment) shall be submitted to and resolved by final and binding arbitration as provided in the Binding Arbitration Agreement attached as Exhibit A, whether the claimant is Employee or Washington Mutual.  In any dispute in arbitration or court arising out of or relating to this Agreement, the losing party shall pay the prevailing party’s reasonable attorneys’ fees, costs and expenses.

            14.       Agreement Not To Solicit Personnel.    In consideration for mutual covenants in this Agreement and Employee’s access as an employee of the Company or a Subsidiary to employees, contractors and consultants of the Company and Subsidiaries, Employee agrees that, during Employee's employment with the Company or a Subsidiary, and for a period of one year following termination of employment,  Employee will not in any manner, directly or indirectly, solicit, encourage, induce, or recruit any person who is then an employee, contractor, or consultant of the Company or a Subsidiary, and whom Employee worked with, supervised, or had access to confidential information about while employed by the Company or a Subsidiary, to seek or accept employment or a contractual or consulting engagement with any business that competes with or provides services comparable to those provided by the Company or a Subsidiary.  Should Employee breach the agreements set forth in this Section 14 or in Section 15, in addition to any other remedy available to the Company, (a) the Employee shall immediately pay to the Company any payment made pursuant to Section 6(c); (b) pursuant to the relevant award agreements, any option that vested upon a Change in Control (“Option”), or portion of such Option, that remains unexercised shall terminate and cease to be exercisable; (c) pursuant to the relevant award agreements, for any Option, or portion of such Option, already exercised, Employee shall immediately pay to the Company any difference between the fair market value of the Option shares on the date of exercise and the exercise price of such Option shares; and (d) pursuant to the relevant award agreements, Employee will immediately pay to the Company the fair market value as of the Change in Control of any shares of restricted stock that vested upon a Change in Control.  The parties agree that, to the extent the restrictions set forth in this Section 14 are found to be unenforceable in any respect, this section shall be construed to be enforceable to the maximum extent permitted by law.

            15.       Intellectual Property Ownership.    In addition, in consideration for mutual  covenants in this Agreement, the Company will own all rights to the results of Employee’s work, including inventions and other intellectual property developed using equipment, supplies, facilities or trade secret information of the Company or a Subsidiary.  It will also own all rights to the results of any other effort of Employee (outside of Employee’s performance of Company work) that relate directly to Employee’s work or to the Company’s or Subsidiaries’ business or actual or demonstrably anticipated research or development.  Washington Mutual’s rights extend to anything that is authored, conceived, invented, written, reduced to practice, improved or made by Employee, alone or jointly with others, during the period of Employee’s employment by the Company.  To the extent that the results of Employee’s work or other effort constitute a “work made for hire” as defined under U.S. copyright law, the copyright shall belong solely to the Company.  Otherwise, to the extent that such results are legally protectable, then Employee hereby irrevocably assigns all copyrights, patent rights, and other proprietary rights therein to the Company, and no further action by Employee is required to grant ownership to the Company.  Employee will assist in preparing and executing documents, and will take any other steps requested by the Company, to vest, confirm or demonstrate its ownership rights, and Employee will not at any time contest the validity of such rights.  Employee understands that the termination of Employee’s employment will not terminate or invalidate any of Employee’s obligations, or the Company’s rights, as described above.

Employee understands that the above commitments are in furtherance of the WaMu Intellectual Property Policy (a copy of which Employee has had an opportunity to review and is also found on wamu.net), which is incorporated herein but not set forth in full due to space limitations.  If Employee lives or works in Washington, California, Illinois, or in any other state mentioned in the Invention Notice section of the policy, then the above assignment does not apply to inventions described in the Invention Notice for Employee’s state.

            16.       Miscellaneous.

                        (a)        This Agreement is the entire agreement between the parties and may not be modified or abrogated orally or by course of dealing, but only by another instrument in writing duly executed by the parties.  This Agreement replaces and supersedes all prior agreements on these subjects that Employee may have with the Company or any Subsidiary, provided that this Agreement shall supplement and shall not supersede any other agreement that Employee has signed in favor of Washington Mutual or any Subsidiary protecting the confidentiality of its confidential information or its interest in intellectual property.  All such agreements remain in full force and effect.  Employee acknowledges that Employee shall be entitled to change in control benefits, severance benefits or other employment separation benefits only as specifically provided in this Agreement (or, to the extent applicable according to its terms, as provided in the Washington Mutual Severance Plan as in effect from time to time), notwithstanding the terms of any other representation, policy, severance plan, benefit plan or agreement.

                        (b)        Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment with the Company, he or she is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Employee pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earlier of (a) the date that is six (6) months following Employee’s termination of employment with Washington Mutual, or (b) the Employee’s death.  The provisions of this Section 16(b) shall only apply to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.  In addition, if any provision of this Agreement would cause Employee to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Washington Mutual may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

                        (c)        This Agreement has been drafted in contemplation of and shall be construed in accordance with and governed by the law of the state of Employee’s principal place of employment with the Company.

                        (d)        Employee acknowledges that this Agreement has been drafted by counsel for Washington Mutual, and that Employee has not relied upon such counsel with respect to this Agreement.

                        (e)        If a court or arbitrator of competent jurisdiction or governmental authority declares any term or provision hereof invalid, unenforceable or unacceptable, the remaining terms and provisions hereof shall be unimpaired and the invalid, unenforceable or unacceptable term or provision shall be replaced by a term or provision that is valid, enforceable and acceptable and that comes closest to expressing the intention of the invalid, unenforceable or unacceptable term or provision.

                        (f)         Employee may not assign Employee’s rights or delegate Employee’s duties under this Agreement.

                        (g)        The Company may assign its rights and delegate its duties under this Agreement to any Subsidiary or to any purchaser of all or substantially all of Washington Mutual’s assets.  The transfer of Employee’s employment from the Company to any Subsidiary or to the purchaser of all or substantially all of the assets of Washington Mutual shall not be considered a termination of employment, but this Agreement shall run to the benefit of, and be binding upon, the new employer.  In the event of a Change in Control, this Agreement shall bind, and run to the benefit of, the successor to Washington Mutual resulting from the Change in Control.

            DATED effective as of the ____ day of ________________, _____.

WASHINGTON MUTUAL:	WASHINGTON MUTUAL, INC.
By Daryl D. David Executive Vice President Chief Human Resources Officer
EMPLOYEE:	[Name of Executive] DATE